SECURITIES AND EXCHANGE COMMISSION

	Washington, D. C. 20549




	FORM 8-K

	CURRENT REPORT

	Pursuant to Section 13 or 15 (d) of
	the Securities Exchange Act of 1934

	Date of Report (Date of earliest event reported)  October 15, 1996

	HORMEL FOODS CORPORATION
	(Exact name of registrant as specified in its charter)

	DELAWARE
	(State or other jurisdiction of incorporation)



         1-2402         	            41-0319970
(Commission File Number)	(IRS Employer Identification Number)



1 Hormel Place,   Austin, Minnesota                 55912
(Address of principal executive offices)	(Zip Code)



Registrant's telephone number, including area code: (507) 437-5737



Pages: This report contains three (3) pages numbered sequentially from this cover page.















Item 5.  OTHER MATERIALLY IMPORTANT EVENTS

October 15, 1996

A newly created subsidiary of the Company has acquired Stagg Foods, Inc., a leading West Coast producer of chili and related products, through an exchange of Hormel common stock for all the outstanding common stock of Stagg. Stagg will be merged into the Hormel subsidiary and the surviving entity will be called Stagg Foods. The transaction will not have a material effect on Hormel's 1996 results. The text of the news release regarding the transaction follows:

"AUSTIN, MINN. (October 15, 1996) -- Hormel Foods Corporation (NYSE:HRL) today announced the acquisition of Stagg Foods, Inc., a leading manufacturer of chili, baked beans and beef stew products for retail stores, club stores and foodservice outlets. While many of these products enjoy national distribution, Stagg Foods is primarily known as a strong regional player, serving 11 major markets on the West Coast and in the Pacific Northwest. Terms of the sale were not disclosed.

The acquisition solidifies Hormel Foods position as a leading manufacturer and marketer of canned chili in the United States. Thirteen premium brands, including Stagg classic chili, Stagg dynamite hot chili, Stagg Laredo chili, Stagg double barrel beef straight chili, Stagg Ranch House chicken chili and 99 percent fat-free Silverado beef, turkey ranchero and vegetable garden varieties, will join the Hormel Foods grocery products line, producing a number of sales, marketing and distribution synergies.

"We are very excited about the possibilities the Stagg name offers us," says V. Allan Krejci, Hormel Foods director of public relations. "The brand is very popular in the western states and will give Hormel Foods a stronger presence in those markets and in foodservice and club stores nationally. This acquisition will also offer our customers a wider range of chili tastes."

With this transaction, Hormel Foods will acquire the Stagg Foods manufacturing plant in Hillsboro, Ore. Stagg Foods currently employs 82 employees.

Stagg Foods originated in 1955 as Rocking K Foods, Inc., by Clement L. Hirsch. The privately owned company is currently led by Gregory L. Hirsch, president and son of the founder. Greg succeeded his older brother, Bo Hirsch, who led the company in the 1980s. Over the past five years, Stagg chili has recorded a compound annual growth rate of 20 percent.

Hormel Foods Corporation, headquartered in Austin, Minn., is a multinational food products company, manufacturing meats, grocery and other food products."









	SIGNATURES



Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




	HORMEL FOODS CORPORATION
	(Registrant)




	By
	D. J. HODAPP
	Executive Vice President
	and Chief Financial Officer




	By
	M. J. McCOY
	Treasurer











Dated:   October 15, 1996